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                                                                   EXHIBIT 23.5

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 28, 1998, except for the third paragraph of
Note 8, as to which the date is August 21, 1998, included in the Proxy Statement of ATL Products, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of Quantum Corporation for the registration of 18,000,000 shares of its common stock to be filed with the Securities and Exchange Commission on or about August 21, 1998.

                                          /s/ Ernst & Young LLP

Orange County, California

August 21, 1998